UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

Laird Superfood, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39537	81-1589788
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 W. Lundgren Mill Drive
Sisters, Oregon		97759
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888)670-6796

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	lsf	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On October 12, 2022, Laird Superfood, Inc. ("the Company" or "we") filed a Current Report on Form 8-K (the "Original 8-K") disclosing, under Item 2.05, among other things, a plan to close the Sisters facilities and to transition all production to a co-manufacturing model. The Company is now filing this Amendment to supplement its disclosure related to the amount and timing of its estimated expenses related to the restructuring and provide its estimate of future cash expenditures and non-cash costs to be incurred in connection with the restructuring.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 9, 2022 the Company signed agreements for early exit of its three leaseholds in Sisters, Oregon and the sale of operations equipment and personal property in such facilities. The Company will gain no operational benefit from the leaseholds beginning late December 2022, and will terminate the lease agreements on January 31, 2023. As such, the Company anticipates that it will incur non-cash charges related to the impairment of its right of use assets and factory equipment of up to $5.3 million in the fourth quarter of 2022, as well as related net cash payments of $0.7 million expected to be made over the next 14 months. The amounts of the expected impairment and net cash payments are estimates, and the amounts and timing of actual charges and payments may vary due to a variety of factors.

We expect to incur other costs associated with additional impairments of assets and other related restructuring and exit costs, including cash payments of up to $1.0 million and non-cash charges of up to $2.2 million. These are estimates and are still being evaluated.

Item 2.06 Material Impairments.

The information set forth in Item 2.05 above is hereby incorporated by reference into this Item 2.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laird Superfood, Inc.

Date:	December 14, 2022	By:	/s/ Steve Richie
Name: Steven Richie Title: General Counsel and Secretary